Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-158268 on Form S-3 and Registration Statement Nos. 033-63793, 333-27501, 333-31065, 333-67155, 333-86223, 333-31162, 333-60616, 333-62378, 333-107081, 333-134130, 333-157988, 333-157990 and 333-170796 on Form S-8 of our report dated March 9, 2009 (June 18, 2010 as to the effects of Casino Magic Argentina and Atlantic City discontinued operations described in Note 7 and February 28, 2011 as to the effects of President Casino discontinued operations described in Note 7), relating to the consolidated financial statements and financial statement schedule of Pinnacle Entertainment, Inc. appearing in the Annual Report on Form 10-K of Pinnacle Entertainment, Inc. for the year ended December 31, 2010.

/s/ DELOITTE & TOUCHE LLP
Las Vegas, NV
February 28, 2011